Exhibit 99.1

FOR IMMEDIATE RELEASE

At Heska Corporation:
Jason Napolitano, Executive Vice President & CFO
(970) 493-7272, Ext. 4105

Heska Announces Q2 2010 Results

Company Has No Long Term Debt Outstanding

LOVELAND, CO, July 20, 2010 -- Heska Corporation (NASDAQ: HSKA, “Heska” or the “Company”) today reported financial results for its second quarter ended June 30, 2010.

“Results exceeded our revenue and income guidance,” said Robert Grieve, Heska’s Chairman and CEO.  “As we have previously discussed, this quarter represented a difficult comparison as we are no longer selling our previous handheld blood analysis instrument and affiliated consumables.  Core Companion Animal Health Revenue excluding these handheld instruments and consumables increased in 2010 as compared to the prior year period.  We have been disappointed by the weak economic environment in the United States which we believe is having an impact on our instrument sales.  Despite these challenges, we paid the remaining balance on our long term debt prior to the end of our second quarter, a milestone we have been anticipating for some time.”

Investor Conference Call
Management will conduct a conference call on Tuesday, July 20, 2010 at 9:00 a.m. MDT (11:00 a.m. EDT) to discuss the second quarter 2010 financial results.  To participate, dial (877) 941-6009 (domestic) or (480) 629-9770 (international); the conference call access number is 4329553.  The conference call will also be broadcast live over the Internet at http://www.heska.com.  To listen, simply log on to the web at this address at least ten minutes prior to the start of the call to register, download and install any necessary audio software.  Telephone replays of the conference call will be available for playback until August 3, 2010.  The telephone replay may be accessed by dialing (800) 406-7325 (domestic) or (303) 590-3030 (international).  The webcast replay may be accessed from Heska’s home page at www.heska.com until August 3, 2010.

About Heska
Heska Corporation (NASDAQ: HSKA) sells advanced veterinary diagnostic and other specialty veterinary products.  Heska’s state-of-the-art offerings to its customers include diagnostic instruments and supplies as well as single use, point-of-care tests, pharmaceuticals and vaccines.  The company’s core focus is on the canine and feline markets where it strives to provide high value products and unparalleled customer support to veterinarians.  For further information on Heska and its products, visit the company’s website at www.heska.com.

Forward-Looking Statements
This announcement contains forward-looking statements regarding Heska’s future financial and operating results.  These statements are based on current expectations and are subject to a number of risks and uncertainties.  Investors should note that there is an inherent risk in using past results, including trends, to predict future outcomes.  In addition, factors that could affect the business and financial results of Heska generally include the following: uncertainties related to the performance of third parties to whom Heska has granted substantial marketing rights including, but not limited to, Schering-Plough Animal Health Corporation; risks related to obtaining regulatory approval to authorize shipment of Heska’s cattle vaccines; risks related to Heska’s ability to maintain its listing on the NASDAQ Capital Market; uncertainties related to Heska’s ability to market and sell its products successfully and economically; uncertainties related to Heska’s ability to generate profits and cash flow in future periods; uncertainties related to the future success of Heska’s efforts to prevent the production of  non-compliant products in its OVP segment; risks related to Heska’s reliance on third-party suppliers, which is significant; competition;  uncertainties related to Heska’s ablity to maintain all regulatory compliance required to continue to manufacture and sell vaccines and pharmaceuticals; uncertainties related to the impact of transfer restrictions on Heska’s stock, which were approved by Heska stockholders at Heska’s Annual Meeting of Stockholders on May 4, 2010; and the risks set forth in Heska’s filings and future filings with the Securities and Exchange Commission, including those set forth in Heska’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.

Financial Table Follows:

Consolidated Statements of Operations
In Thousands, Except per Share Amounts
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2010	2009	2010
Revenue, net:
Core companion animal health	$16,879	$13,731	$35,016	$29,523
Other vaccines, pharmaceuticals and products	1,750	1,376	3,754	3,278
Total revenue, net	18,629	15,107	38,770	32,801

Cost of revenue	11,598	9,260	24,366	20,749

Gross profit	7,031	5,847	14,404	12,052

Operating expenses:
Selling and marketing	3,622	3,656	7,380	7,692
Research and development	405	388	851	845
General and administrative	1,994	2,010	4,146	4,210
Total operating expenses	6,021	6,054	12,377	12,747
Operating income (loss)	1,010	(207)	2,027	(695)
Interest and other expense, net	41	122	206	295
Income (loss) before income taxes	969	(329)	1,821	(990)
Income tax expense (benefit)	390	(164)	782	(495)
Net income (loss)	$579	$(165)	$1,039	$(495)

Basic net income (loss) per share	$0.01	$0.00	$0.02	$(0.01)
Diluted net income (loss) per share	$0.01	$0.00	$0.02	$(0.01)

Shares used for basic net income (loss) per share	52,012	52,166	52,012	52,163

Shares used for diluted net income (loss) per share	52,035	52,166	52,013	52,163

Balance Sheet Data
In Thousands (unaudited)

	December 31, 2009	June 30, 2010
Cash and cash equivalents	$5,400	$5,564
Total current assets	28,493	27,495
Total assets	64,134	63,261
Line of credit	4,201	5,583
Current portion of long-term debt	381	—
Total current liabilities	14,107	14,124
Stockholders’ equity	45,055	44,633

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